                                                                    EXHIBIT 99.1


Contact:  Suzanne H. Wood
          (336) 664-2400


          OAKWOOD HOMES CORPORATION REPORTS THIRD QUARTER 2001 RESULTS
                             AND OTHER DEVELOPMENTS

GREENSBORO, N.C., July 26, 2001 - Oakwood Homes Corporation (NYSE - OH) today reported results of operations for the third quarter of fiscal 2001 and other recent developments including the sale of subordinated securities retained from prior loan securitizations, operational restructurings and executive management changes.

For the three months ended June 30, 2001, the Company reported a net loss of $49.8 million, or $5.29 per share, compared with a net loss of $11.1 million, or $1.19 per share, in the third quarter of fiscal 2000. For the nine months, the Company reported a net loss of $120.8 million, or $12.83 per share, compared with a net loss of $38.0 million, or $4.08 per share, in the comparable fiscal 2000 period. All share and per share amounts have been adjusted retroactively to give effect to the one-for-five reverse stock split effective June 18, 2001. The third quarter loss included a $23.0 million charge related to the closed and pending sales of subordinated securities retained from prior loan securitizations and a $2.1 million charge associated with the closure of 12 retail sales centers in May and June. Each of these charges is more fully described below.

Subsequent to June 30, 2001, the Company sold or agreed to sell substantially all the subordinated securities retained from prior loan securitizations; these securities had been included in the Company's available for sale securities portfolio. On July 9, the Company sold a portion of these securities for net cash proceeds of approximately $13.7 million, and on July 24 reached an agreement in principle to sell substantially all its other retained subordinated securities for net cash proceeds of approximately $58 million, subject to completion of required closing documentation and necessary approvals from the Company's lenders. The Company expects to close the July 24 transaction during August. These transactions resulted in charges in the third quarter of $23.0 million to reduce the carrying value of the securities to estimated net realizable value, of which approximately $2.3 million is reflected as a cumulative effect of a change in accounting principle resulting from the Company's required adoption of Emerging Issues Task Force Issue No. 99-20 as of April 1, 2001.

The Company announced its intention to close approximately 90 underperforming retail sales centers in the fourth quarter in addition to the 12 centers closed in the third quarter. A majority of the retail sales centers are located in the South, in areas where the Company has experienced poor operating results as well as poor credit performance. The Company expects to sell a significant number of these centers to independent retailers who will continue to sell the Company's products. Other centers will be converted to stores which exclusively sell repossessed homes. The centers not sold or converted will continue to operate while liquidating the majority of their inventory in place. The Company currently estimates that the fourth quarter charges arising from the closure of these 90 retail sales centers will range from $23 million to $28 million, approximately one half of which will be non-cash asset impairments. Although the Company idled one manufacturing facility in Texas during the third quarter, it does not expect any further plant closings as a result of the retail store closings previously described. During the third quarter, the Company recorded a $2.1 million charge, most of which was non-cash in nature, related to the closing of the 12 centers. The charge was included in selling, general and administrative expenses.

The Company also announced that Myles E. Standish has been elected President and Chief Executive Officer of the Company, succeeding Duane D. Daggett, who has been elected Vice-Chairman of the Board. Mr. Standish has served as Executive Vice President of Housing Operations since September 2000 and has been employed by Oakwood in various capacities since 1995.

Dennis I. Meyer, Chairman, stated: "We very much appreciate Duane's contributions over the last year and are pleased that we will be able to continue to benefit from his experience at the Board and Executive Committee levels. Duane's experience outside the manufactured housing industry and expertise in organizational structure acted as a catalyst for change. The transition to Myles was begun several months ago when he assumed the daily operational responsibility for our housing operations as well as our restructuring and reorganization efforts."

Mr. Standish stated: "These restructuring actions will strengthen our business and improve our financial position. We are able to move forward with the closing of these unprofitable stores because we have reduced our inventory levels to approximately 12,000 floors at June 30 from a peak of over 26,000 in 1999, giving us the flexibility to close retail sales centers that are not meeting minimum operational or profitability targets. After an appropriate transitional period during which the stores will be closed and inventory liquidated, we should begin to see substantial improvement in overall operating results."

The results for the third quarter also reflect the completion of a securitization of $179 million of installment sale contracts and mortgage loans. In connection with the securitization, the Company recorded a pre-tax gain of $2.9 million compared to a pre-tax loss of $2.9 million in the third quarter of fiscal 2000.

Because the Company has operated at a loss in its two most recent fiscal years and because management believes difficult competitive conditions will continue for the foreseeable future, management believes that under the provisions of Statement of Financial Accounting Standards No. 109, it is not appropriate to record income tax benefits on current losses in excess of anticipated refunds of taxes previously paid. As a consequence, the Company's results for the quarter and nine-month periods ended June 30, 2001 do not reflect a benefit from income taxes, notwithstanding the fact that the Company reported losses for both periods. Had the Company recorded a tax benefit, the net loss for the quarter and nine-month periods ended June 30, 2001 would have been reduced by $17.9 million, or $1.90 per share, and $43.5 million, or $4.62 per share, respectively.

At June 30, 2001, balances outstanding under the Company's revolving credit facility and its loan purchase facility were $16.0 million and $37.0 million, respectively. Amounts outstanding vary based on the timing of asset-backed securitization transactions. The Company plans to continue to negotiate a new $50 million liquidity facility, which it expects to close in August, to provide funding for servicer advances, which are one of the primary uses of the existing revolving credit facility that expires on October 1, 2001. This facility, along with the sales of securities discussed above, should fully replace the liquidity provided by the current revolver facility. However, there can be no assurances that the Company will be able to finalize such facility. As of June 30, 2001, the Company was in compliance with the covenants contained in its debt agreements or had reached agreement with its lenders, subject only to documentation, regarding waivers of such violations. The Company expects to receive written waivers this week.

Mr. Standish continued: "Since the beginning of the industry's contraction cycle in 1999, Oakwood has remained committed to the preservation and improvement of cash flow and liquidity. That focus continues, evidenced by the $19.5 million decline in inventories during the third quarter and the closed and pending sales of our retained securitization bonds. Obviously, our near-term goal remains the closure of the liquidity-enhancing transactions previously mentioned, and that effort is receiving our full attention. With respect to our housing operations, we experienced sequential improvement in sales and margins in both May and June while continuing to reduce inventory levels. We reorganized our retail operations in April to decentralize our operations into 10 geographical regions. These regions are staffed with personnel who provide our sales centers with operational, finance, sales, training and recruiting support. At the same time, we changed our retail compensation programs to tie retail pay more closely to
credit performance.   We also changed the retail pay plans so that we pay our
general managers and salespersons incentive compensation only after the home has been placed on the customer's site and all contractual obligations have been met. This should increase customer satisfaction, and we believe it will improve credit performance."

Retail sales for the third quarter were $150.2 million compared with $209.0 million in the third quarter last year, while total sales declined from $310.6 million to $239.9 million. Total revenues were $254.8 million in the third quarter of fiscal 2001 compared with $336.4 million in the third quarter of fiscal 2000. Total new homes sold at retail declined from 4,468 units in the third quarter of fiscal 2000 to 3,004 units in the third quarter of fiscal 2001. At the end of June, the Company was operating 340 retail sales centers compared to 377 in fiscal 2000. As previously discussed, the Company expects to close 90 underperforming retail sales centers during the fourth quarter.

Wholesale sales declined by 11.7% in the third quarter of fiscal 2001 compared to the prior year's third quarter. This compared favorably to both recently reported manufacturing shipment data for the industry and to sequential quarterly declines previously reported by the Company.

Gross profit margin was 20.6% in the third quarter compared to 23.8% in the prior year. The decline reflects competitive pricing, promotional programs designed to lower inventory levels, reduced plant operating schedules and a greater mix of wholesale sales, which typically carry a lower margin. At June 30, the Company was operating 20 plants at reduced production rates, having closed or temporarily idled 14 other plants.

Selling, general and administrative expenses as a percentage of sales were 31.6% compared to 28.2% in the third quarter of fiscal 2001. Although general and administrative expenses were $6.3 million lower than in the prior year, this improvement was offset by higher selling expenses, which increased as a percentage of sales principally as a result of certain salesperson incentives associated with the reduction of inventory levels along with the fixed nature of certain sales center operating expenses.

The delinquency rate on Oakwood-originated contracts was 5.4% at June 30, 2001 compared to 4.1% one year ago. At quarter end, 3,817 repossessions were on hand compared with 3,049 at June 30, 2000.

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. The Company's products are sold through Company-owned stores and an extensive network of independent retailers.

This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. These statements include, among others, statements relating to our plans to close approximately 90 underperforming retail sales centers, our plans to sell a significant number of these sales centers to independent retailers who will continue to sell our products, our plans to convert other closed sales centers to stores that will exclusively sell repossessed homes, our intention to continue to operate sales centers that are not sold or converted to liquidate their inventory, our estimate of the charge that we will incur in the fourth quarter as a result of closing these sales centers, our expectation that we will not close any additional manufacturing plants as a result of our closing these sales centers, our expectation that these restructuring actions will strengthen our business and improve our financial condition, our belief that our operating results will improve after the transitional period in which these retail sales centers are closed and their inventory liquidated, our intention to close the sale of retained subordinated securities from our securitization transactions for cash proceeds of approximately $58 million, our ability to negotiate any replacement revolving credit facilities for our current revolving credit facility, and our belief that the changes in our retail compensation programs will increase consumer satisfaction, improve credit performance and improve our long-term performance.

These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital to fund its operations; the Company may not be able to negotiate replacement revolving credit facilities for its existing facility which expires on October 1, 2001; the Company may not be able to close its anticipated sale of subordinated securities for $58 million; the Company may recognize special charges or experience increased costs in connection with securitizations or other financing activities; the Company may recognize special charges or experience increased costs in connection with restructuring activities; the

Company may not realize anticipated benefits associated with its restructuring activities (including the closing of sales centers); adverse changes in governmental regulations applicable to the Company's business could negatively impact its business; the Company could suffer losses resulting from litigation; the captive Bermuda reinsurance subsidiary could experience significant losses; the Company could experience increased credit losses or higher delinquency rates on loans that it originates; negative changes in the general economic conditions in its markets could negatively impact the Company; the Company could lose the services of its key management personnel; and any other factors that generally affect companies in its lines of business could also adversely impact the Company. Should the Company's underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary materially or adversely from those described herein as anticipated, expected, believed or estimated.



                         (Comparative tables attached)

               Consolidated Statement of Operations (Unaudited)
                 (Amounts in thousands, except per share data)


                                                          Three months ended June 30,           Nine months ended June 30,
                                                         -----------------------------         ---------------------------
                                                           2001                 2000             2001               2000
                                                         --------             --------         --------           --------
Revenues
     Net sales
       Retail                                            $150,153             $208,974        $ 453,901         $  567,853
       Wholesale                                           89,713              101,584          249,231            311,548
                                                         --------             --------        ---------         ----------
                                                          239,866              310,558          703,132            879,401
     Financial services income
       Consumer finance, net of impairment and
          valuation provisions                              3,203               10,391           27,489             31,995
       Insurance                                            8,696               13,087           28,185             43,518
                                                         --------             --------        ---------         ----------
                                                           11,899               23,478           55,674             75,513

     Other income                                           3,010                2,353            7,493              7,731
                                                         --------             --------        ---------         ----------
        Total revenues                                    254,775              336,389          766,299            962,645
                                                         --------             --------        ---------         ----------

Costs and expenses
     Cost of sales                                        190,533              236,516          562,720            688,276
     Selling, general and administrative expenses          75,698               87,449          227,933            243,652

     Restructuring charges                                      -               (1,280)               -             (5,631)

     Financial services operating expenses
       Consumer finance                                    15,038               11,106           34,585             32,758
       Insurance                                            2,754                7,708           10,488             24,645
                                                         --------             --------        ---------         ----------
                                                           17,792               18,814           45,073             57,403

     Provision for losses on credit sales                   1,450                  750            4,450              2,250

     Interest expense                                      16,856               12,083           44,671             37,908
                                                         --------             --------        ---------         ----------
Total costs and expenses                                  302,329              354,332          884,847          1,023,858
                                                         --------             --------        ---------         ----------
Loss before income taxes and cumulative
  effect of accounting change                             (47,554)             (17,943)        (118,548)           (61,213)
Provision for income taxes                                      -               (6,818)               -            (23,260)
                                                         --------             --------        ---------         ----------
Loss before cumulative effect of accounting
  change                                                  (47,554)             (11,125)        (118,548)           (37,953)
Cumulative effect of accounting change, net
  of income taxes                                          (2,276)                   -           (2,276)                 -
                                                         --------             --------        ---------         ----------

Net loss                                                 $(49,830)            $(11,125)       $(120,824)        $  (37,953)
                                                         ========             ========        =========         ==========
Loss per share:
Loss before cumulative effect of accounting
  change
    Basic                                                $  (5.05)            $  (1.19)       $  (12.59)        $    (4.08)
    Diluted                                              $  (5.05)            $  (1.19)       $  (12.59)        $    (4.08)

Net loss
    Basic                                                $  (5.29)            $  (1.19)       $  (12.83)        $    (4.08)
    Diluted                                              $  (5.29)            $  (1.19)       $  (12.83)        $    (4.08)

Weighted average number of common
  shares outstanding
    Basic                                                   9,422                9,315            9,415              9,314
    Diluted                                                 9,422                9,315            9,415              9,314


                           OAKWOOD HOMES CORPORATION
                    Consolidated Balance Sheet (Unaudited)



                                               June 30,      September 30,
                                                 2001            2000
                                             ----------      -------------

Assets
Cash and cash equivalents                      $ 20,664       $   22,523
Loans and investments                           256,973          322,166
Other receivables                                96,710          113,460
Inventories                                     249,551          323,003
Properties and facilities                       225,264          241,107
Other assets                                    131,709          126,513
                                               --------       ----------
                                               $980,871       $1,148,772
                                               ========       ==========

Liabilities
Short-term borrowings                          $ 53,000       $   65,500
Notes and bonds payable                         325,633          329,929
Accounts payable and accrued liabilities        234,523          261,888
Insurance reserves and unearned premiums         17,332           44,602
Deferred income taxes                            11,611            6,169
Other long-term obligations                      32,882           35,400
Shareholders' equity
 Common stock                                     4,765            4,710
 Additional paid-in capital                     199,898          188,584
 Retained earnings                               85,269          204,546
                                               --------       ----------
                                                289,932          397,840
                                               --------       ----------
 Accumulated other comprehensive income          16,186            7,625
 Unearned compensation                             (228)            (181)
                                               --------       ----------
  Total shareholders' equity                    305,890          405,284
                                               --------       ----------
                                               $980,871       $1,148,772
                                               ========       ==========